EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
Second Quarter Ended July 4, 2015
Completes New Credit Facility, Strengthens Balance Sheet, and Continues to Streamline Operations
LOS ANGELES, California (August 5, 2015) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its second quarter ended July 4, 2015.
Second Quarter 2015 Recap

•	Second quarter revenue was $174.8 million

•	Net income was $1.8 million, or $0.16 per diluted share

•	EBITDA for the quarter was $18.9 million

•	New $475 million credit facility completed and, on July 27, redeemed all $200 million of the Company’s senior unsecured notes
“During the second quarter, Ducommun made solid progress on a number of fronts to further strengthen the Company’s position going forward,” said Anthony J. Reardon, chairman and chief executive officer. “While again posting revenue growth in commercial aerospace and winning new business on several key aircraft, we are executing on initiatives to right-size certain operations, reduce costs and working capital, and expand overall margins. Our military and oil and gas end-use markets continue to be down year-over-year, but we expect to see run rates stabilize in the second half of 2015.
“Cash flow remains strong, and we completed a new credit facility that is expected to save Ducommun a significant amount of interest expense annually -- a major accomplishment that will have an immediate, positive impact on net income. Given our improved financial profile, continued focus on margins, and additional streamlining activities, we are setting the stage for Ducommun to be on sound footing heading into 2016.”
Second Quarter Results
Net revenue for the second quarter of 2015 was $174.8 million compared to $186.5 million for the second quarter of 2014. The net revenue decrease year-over-year primarily reflects 16.9% lower revenue in the Company’s military and space end-use markets and 4.3% lower revenue in the Company’s non-aerospace and defense (“non-A&D”) end-use markets, partially offset by 9.4% higher revenue in the Company’s commercial aerospace end-use markets.
The net income for the second quarter of 2015 was $1.8 million, or $0.16 per diluted share compared to $6.6 million, or $0.60 per diluted share, for the second quarter of 2014. The lower net income for the second quarter of 2015 was primarily due to lower revenue, loss of efficiencies resulting from lower manufacturing volume, loss on extinguishment of debt, unfavorable product mix, and higher forward loss reserves, partially offset by lower income tax expense, lower compensation and benefit costs, insurance recoveries related to property and equipment, and lower interest expense. The current quarter effective income tax rate was 41.8% compared to an effective income tax rate of 32.6% for the comparable prior year’s quarter.
Operating income for the second quarter of 2015 was $10.8 million, or 6.2% of revenue, compared to $16.8 million, or 9.0% of revenue, in the comparable period last year. The decrease in operating income in the second quarter of 2015 was primarily due to lower revenue, loss of efficiencies resulting from lower manufacturing volume, unfavorable product mix, and higher forward loss reserves, partially offset by lower compensation and benefit costs.
During the three months ended July 4, 2015, the Company recorded a $2.8 million loss on extinguishment of debt as part of paying off the existing senior secured term loan and $1.5 million of other income for insurance recoveries related to property and equipment and none in the comparable prior year period.
Interest expense decreased to $6.4 million in the second quarter of 2015, compared to $7.0 million in the previous year’s second quarter, primarily due to lower outstanding debt balances as a result of voluntary principal prepayments on the term loan each quarter during 2014 and the first quarter of 2015 as the Company continued to de-lever its balance sheet.
EBITDA for the second quarter of 2015 was $18.9 million, or 10.8% of revenue, compared to $24.5 million, or 13.1% of revenue, for the comparable period in 2014.
During the second quarter of 2015, the Company generated $14.1 million of cash from operations compared to $25.3 million during the second quarter of 2014.
The Company’s firm backlog as of July 4, 2015 was approximately $524 million.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment net revenue for the current second quarter was $76.1 million, compared to $78.6 million for the second quarter of 2014. The lower net revenue was primarily due to a 25.5% decrease in military and space revenue, partially offset by a 10.8% increase in commercial aerospace revenue.

DAS segment operating income for the current second quarter was $6.9 million, or 9.0% of revenue, compared to operating income of $10.1 million, or 12.8% of revenue, for the second quarter of 2014. The lower operating income was primarily due to unfavorable product mix, higher forward loss reserves, loss of efficiencies resulting from lower manufacturing volume, and lower revenue, partially offset by lower compensation and benefit costs. EBITDA was $10.5 million for the current quarter, or 13.8% of revenue, compared to $13.6 million, or 17.3% of revenue, for the comparable quarter in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment net revenue for the current second quarter was $98.8 million, compared to $107.9 million for second quarter 2014. The lower net revenue reflected a 12.8% decrease in military and space revenue and a 4.3% decrease in non-A&D revenue.

DLT’s operating income for the current second quarter was $7.7 million, or 7.8% of revenue, compared to $10.8 million, or 10.0% of revenue, for the second quarter of 2014, primarily due to loss of efficiencies resulting from lower manufacturing volume and lower revenue. EBITDA was $12.1 million for the current quarter, or 12.2% of revenue, compared to $14.8 million, or 13.7% of revenue, in the comparable quarter of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the second quarter of 2015 were $3.7 million, or 2.1% of total Company revenue, a decrease from $4.0 million, or 2.2% of total Company revenue in the comparable prior-year period. CG&A expenses decreased primarily due to lower compensation and benefit costs.
New Five Year, $475 Million Credit Facility
As announced on June 26, 2015, the Company completed a new five year, $475 million credit agreement (“New Credit Facility”) consisting of a $200 million revolving credit facility (“New Revolving Credit Facility”) and a $275 million term loan facility (“New Term Loan Facility”). The New Credit Facility has a final maturity date of June 2020. Upon closing of the New Credit Facility, the Company repaid the $80 million existing term loan. Subsequent to the quarter end, on July 27, 2015, the Company completed the redemption of all $200 million of its senior unsecured notes by paying a call premium of $9.75 million and will also write off the associated unamortized debt issuance costs of approximately $2.1 million in the Company’s fiscal third quarter. The variable interest rate on the New Revolving Credit Facility and the New Term Loan Facility will initially be at LIBOR plus

2.50%, subject to adjustments based on the Company’s leverage ratio. The Company estimates the initial effective interest rate will be approximately 3.50%.

Year-To-Date Results
Net revenue for the six months ended July 4, 2015 was $347.8 million compared to $366.3 million for the six months ended June 28, 2014. The net revenue decrease year-over-year primarily reflects 19.7% lower revenue in the Company’s military and space end-use markets partially offset by 12.4% higher revenue in the Company’s commercial aerospace end-use markets and 5.2% higher revenue in the Company’s non-A&D end-use markets.
The net loss for the six months ended July 4, 2015 was $(0.2) million, or $(0.02) per share compared to net income of $11.8 million, or $1.06 per diluted share, for the six months ended June 28, 2014. The lower net income for the first six months of 2015 was primarily due to unfavorable product mix, lower revenue, loss of efficiencies resulting from lower manufacturing volume, loss on extinguishment of debt, and higher professional service fees, partially offset by lower income tax expense, insurance recoveries related to property and equipment, and lower interest expense. The current six month period effective income tax rate was 807.4% compared to an income tax rate of 32.8% for the comparable period of 2014.
Operating income for the six months ended July 4, 2015 was $14.5 million, or 4.2% of revenue, compared to $31.6 million, or 8.6% of revenue, in the comparable period last year. The decrease in operating income in the first six months of 2015 was primarily due to unfavorable product mix, lower revenue, loss of efficiencies resulting from lower manufacturing volume, higher compensation and benefit costs, and higher professional service fees.
During the six months ended July 4, 2015, the Company recorded a $2.8 million loss on extinguishment of debt as part of paying off the existing senior secured term loan and $1.5 million of other income for insurance recoveries related to property and equipment and none in the comparable prior year period.
Interest expense decreased to $13.1 million for the six months ended July 4, 2015, compared to $14.1 million in the previous year’s comparable six months, primarily due to lower outstanding debt balances as a result of voluntary principal prepayments on the term loan each quarter during 2014 and the first quarter of 2015 as the Company continued to de-lever its balance sheet.
EBITDA for the six months ended July 4, 2015 was $29.4 million, or 8.5% of revenue, compared to $46.8 million, or 12.8% of revenue, for the comparable period in 2014.
During the six months ended July 4, 2015, the Company generated $17.6 million of cash from operations compared to $15.5 million during the comparable period in 2014.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment net revenue for the six months ended July 4, 2015 was $148.1 million, compared to $160.3 million for the six months ended June 28, 2014. The lower net revenue was primarily due to a 34.9% decrease in military and space revenue, partially offset by a 10.8% increase in commercial aerospace revenue.

DAS segment operating income for the six months ended July 4, 2015 was $9.0 million, or 6.1% of revenue, compared to operating income of $21.2 million, or 13.2% of revenue, for the six months ended June 28, 2014. The lower operating income was primarily due to unfavorable product mix, loss of efficiencies resulting from lower manufacturing volume, higher forward loss reserves, and lower revenue. EBITDA was $15.1 million for the current six month period, or 10.2% of revenue, compared to $27.1 million, or 16.9% of revenue, for the comparable six month period in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment net revenue for the six months ended July 4, 2015 was $199.6 million, compared to $206.0 million for six months ended June 28, 2014. The lower net revenue reflected a 11.5% decrease in military and space revenue, partially offset by a 19.7% increase in commercial aerospace electronics revenue and a 5.2% increase in non-A&D revenue.

DLT’s operating income for the six months ended July 4, 2015 was $14.0 million, or 7.0% of revenue, compared to $17.8 million, or 8.6% of revenue, for the six months ended June 28, 2014, primarily due to loss of efficiencies resulting from lower manufacturing volume, lower revenue, higher forward loss reserves, and unfavorable product mix. EBITDA was $22.7 million for the current six month period, or 11.4% of revenue, compared to $26.9 million, or 13.0% of revenue, in the comparable six month period of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the six months ended July 4, 2015 were $8.5 million, or 2.4% of total Company revenue, an increase from $7.3 million, or 2.0% of total Company revenue in the comparable six month period in prior-year. CG&A expenses increased primarily due to higher professional service fees and higher compensation and benefit costs.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, chief financial officer and treasurer, will be held today, August 5, 2015 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 866-271-6130 (international 617-213-8894) approximately ten minutes prior to the conference time. The participant passcode is 23701061. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 65449729.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President, Chief Financial Officer and Treasurer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	July 4, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$26,842	$45,627
Accounts receivable, net	91,194	91,060
Inventories	138,014	142,842
Production cost of contracts	9,772	11,727
Deferred income taxes	12,371	13,783
Other current assets	16,835	23,702
Total Current Assets	295,028	328,741
Property and Equipment, Net	99,347	99,068
Goodwill	157,569	157,569
Intangibles, Net	150,088	155,104
Other Assets	7,938	7,117
Total Assets	$709,970	$747,599
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$27	$26
Accounts payable	55,313	58,979
Accrued liabilities	41,901	52,066
Total Current Liabilities	97,241	111,071
Long-Term Debt, Less Current Portion	265,012	290,026
Deferred Income Taxes	69,613	69,448
Other Long-Term Liabilities	19,583	20,484
Total Liabilities	451,449	491,029
Commitments and Contingencies
Shareholders’ Equity
Common stock	111	110
Additional paid-in capital	74,069	72,206
Retained earnings	190,714	190,905
Accumulated other comprehensive loss	(6,373)	(6,651)
Total Shareholders’ Equity	258,521	256,570
Total Liabilities and Shareholders’ Equity	$709,970	$747,599

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
		As Restated		As Restated
Net Revenues	$174,845	$186,516	$347,765	$366,269
Cost of Sales	143,638	148,838	289,797	292,676
Gross Profit	31,207	37,678	57,968	73,593
Selling, General and Administrative Expenses	20,368	20,868	43,502	41,955
Operating Income	10,839	16,810	14,466	31,638
Interest Expense	(6,446)	(6,994)	(13,107)	(14,119)
Loss on Extinguishment of Debt	(2,842)	—	(2,842)	—
Other Income	1,510	—	1,510	—
Income Before Taxes	3,061	9,816	27	17,519
Income Tax Expense	1,279	3,197	218	5,741
Net Income (Loss)	$1,782	$6,619	$(191)	$11,778
Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.16	$0.61	$(0.02)	$1.08
Diluted earnings (loss) per share	$0.16	$0.60	$(0.02)	$1.06
Weighted-Average Number of Common Shares Outstanding
Basic	11,062	10,871	11,012	10,864
Diluted	11,276	11,045	11,012	11,122

Gross Profit %	17.8%	20.2%	16.7%	20.1%
SG&A %	11.6%	11.2%	12.5%	11.5%
Operating Income %	6.2%	9.0%	4.2%	8.6%
Net Income (Loss) %	1.0%	3.5%	(0.1)%	3.2%
Effective Tax Rate	41.8%	32.6%	807.4%	32.8%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Six Months Ended
	% Change	July 4, 2015	June 28, 2014	% of Net Revenues 2015	% of Net Revenues 2014	% Change	July 4, 2015	June 28, 2014	% of Net Revenues 2015	% of Net Revenues 2014
			As Restated		As Restated			As Restated		As Restated
Net Revenues
DAS	(3.2)%	$76,078	$78,616	43.5%	42.1%	(7.6)%	$148,136	$160,270	42.6%	43.8%
DLT	(8.5)%	98,767	107,900	56.5%	57.9%	(3.1)%	199,629	205,999	57.4%	56.2%
Total Net Revenues	(6.3)%	$174,845	$186,516	100.0%	100.0%	(5.1)%	$347,765	$366,269	100.0%	100.0%
Segment Operating Income
DAS		$6,870	$10,068	9.0%	12.8%		$9,008	$21,159	6.1%	13.2%
DLT		7,692	10,757	7.8%	10.0%		13,977	17,801	7.0%	8.6%
		14,562	20,825				22,985	38,960
Corporate General and Administrative Expenses (1)		(3,723)	(4,015)	(2.1)%	(2.2)%		(8,519)	(7,322)	(2.4)%	(2.0)%
Total Operating Income		$10,839	$16,810	6.2%	9.0%		$14,466	$31,638	4.2%	8.6%
EBITDA
DAS
Operating Income		$6,870	$10,068				$9,008	$21,159
Other Income (2)		1,510	—				1,510	—
Depreciation and Amortization		2,111	3,554				4,624	5,970
		10,491	13,622	13.8%	17.3%		15,142	27,129	10.2%	16.9%
DLT
Operating Income		7,692	10,757				13,977	17,801
Depreciation and Amortization		4,361	4,043				8,720	9,051
		12,053	14,800	12.2%	13.7%		22,697	26,852	11.4%	13.0%
Corporate General and Administrative Expenses
Operating loss		(3,723)	(4,015)				(8,519)	(7,322)
Depreciation and Amortization		42	102				84	104
		(3,681)	(3,913)				(8,435)	(7,218)
EBITDA		$18,863	$24,509	10.8%	13.1%		$29,404	$46,763	8.5%	12.8%
Capital Expenditures
DAS		$2,417	$1,435				$5,751	$2,720
DLT		948	2,078				2,438	2,975
Corporate Administration		2	14				6	24
Total Capital Expenditures		$3,367	$3,527				$8,195	$5,719

(1)	Includes costs not allocated to either the DLT or DAS operating segments.

(2)	Insurance recoveries related to property and equipment.